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Exhibit 99.1

n e w s r e l e a s e

Executive Offices	For Further Information Contact:
2200 E. Golf Road Des Plaines, IL 60016-1267 www.unitedstationers.com
Richard W. Gochnauer President and Chief Executive Officer
or
Kathleen S. Dvorak Sr. Vice President and Chief Financial Officer United Stationers Inc. (847) 699-5000
FOR IMMEDIATE RELEASE

UNITED STATIONERS INC. REPORTS SALES AND EARNINGS
FOR SECOND QUARTER AND FIRST HALF OF 2003

        DES PLAINES, Ill., July 23, 2003—United Stationers Inc. (NASDAQ: USTR) reported net sales for the second quarter ended June 30, 2003, of $955 million, up 6.4% compared with sales of $898 million for the second quarter of 2002. Net income for the second quarter of 2003 was $15.1 million, a 4.0% decrease from $15.7 million in the comparable period last year. Earnings per share were $0.46 for the quarter, compared with $0.46 for last year's three-month period. Earnings per share for the second quarter of 2003 include a charge of $5.9 million, or $0.11 per share, related to the early retirement of debt. Excluding this charge, earnings per share were up 24% to $0.57, compared with $0.46 in the prior-year quarter. A reconciliation of earnings per share in accordance with generally accepted accounting principles (GAAP) to earnings per share excluding the above referenced charge is presented at the end of this release.

        Net sales for the first half of 2003 reached $1.9 billion, up 4.3% compared with sales of $1.8 billion in the same period last year. Net income for the first half of 2003 was $27.8 million, or $0.85 per share, compared with $39.9 million, or $1.16 per share, in the comparable prior-year period. For the six months ended June 30, 2003, income before the cumulative effect of a change in accounting principle and the early retirement of debt was $38.0 million, or $1.16 per share. The results for the first six months of 2002 include a favorable pre-tax restructuring charge reversal (representing a portion of the restructuring accrual recorded in the third quarter of 2001) of $2.4 million, or $0.04 per share. A reconciliation of these items to the most comparable GAAP measure is presented at the end of this release.

        For the first half of 2003, net cash used in investing activities was $1.7 million. This includes $5.3 million of capital expenditures, partially offset by approximately $3.6 million in proceeds from the sale of the company's Milwaukee and Charlotte distribution centers. In addition, capitalized software costs were $1.3 million, resulting in net capital spending of $3.0 million. For 2003, the company expects net capital spending will be approximately $20 million. A reconciliation of these items to the most comparable GAAP measure is presented at the end of this release.

Early Retirement of Debt

        As previously announced, in March 2003, the company expanded its receivables securitization program and entered into a new senior credit facility. The senior secured revolving credit facility has an aggregate committed amount of $275 million and matures in March 2008. The expanded third-party receivables securitization program provides maximum funding of $225 million.

        On April 28, 2003, the company redeemed the entire $100 million outstanding principal amount of its 8 3/8% Senior Subordinated Notes due 2008, at a redemption price of 104.188% of the principal amount, plus accrued interest. In connection with the refinancing and the redemption of the Notes, the company recorded pre-tax charges of $0.8 million, or $0.02 per share, in the first quarter of 2003 and an additional $5.9 million, or $0.11 per share, in the second quarter of 2003. The redemption of the Notes was financed by cash generated from operations, the sale of accounts receivable under the company's receivables securitization program, and borrowings under the company's new revolving credit facility.

Reduction in Debt

        "During the first half of 2003, we reduced total debt and securitization financing by approximately $28 million," said Richard Gochnauer, president and chief executive officer. "As a result, our debt-to-total capitalization (including the securitization financing) was 32.5% at June 30, 2003, compared with 36.1% at December 31, 2002." A reconciliation of these items to the most comparable GAAP measures is presented at the end of this release.

Second Quarter Reflects Continuing Trends

        Gross margin trends reflect the ongoing shift in the company's product mix toward a higher percentage of lower margin computer consumables. The company's growth in this category has accelerated, due in part to the addition of new customers, as well as the bankruptcy filing of Daisytek International. At the same time, the weak economic environment continues to shift customer demand for other product categories toward consumable items and away from higher margin, discretionary purchases. Gross margin for the second quarter of 2003 declined to 14.1%, compared with 14.6% in the prior-year quarter and 14.3% in the first quarter of 2003.

        Operating expenses for the second quarter of 2003 were $102.2 million, or 10.7% of sales, compared with $101.4 million, or 11.3% of sales, in the same period last year. Operating margin for the second quarter of 2003 was 3.4%, up slightly from 3.3% in the comparable year-ago quarter.

Outlook

        "Our second quarter performance benefited from changes in the competitive environment in addition to our efforts to build sales while controlling costs," said Gochnauer. "The balance of the year also should benefit from these favorable industry dynamics. However, we are not yet seeing signs of any significant economic improvement. We expect the rest of 2003 to be challenging from a product mix perspective. We anticipate continuing growth in consumables while other categories remain negatively affected by the economy. Our year-over-year sales growth rate for July is tracking in line with our second quarter growth rate. This growth is primarily driven by computer consumables."

        "Going forward, we are building the business to create a sustainable competitive advantage. While our long-term objective is to reduce our cost structure, we will be investing in people and technology during the remainder of the year. We believe it is prudent to invest now in marketing and operations. We are in the process of recruiting product category managers who will focus on driving sales growth, which will enable us to further leverage our infrastructure. They will be responsible for developing tailored marketing programs for specific product categories and sales channels. In addition, we are strengthening our operations team with the addition of several top operations executives. This team will lead the effort to bring operational excellence into all aspects of our business," explained Gochnauer.

        "In 2004, we believe our organization will be well positioned to achieve strong financial and operating performance, as well as to capitalize on what we expect will be an improving economy," concluded Gochnauer.

Conference Call

        United Stationers will hold a conference call followed by a question and answer session on Thursday, July 24, at 10:00 a.m. CT, to discuss its recent performance. To participate, callers within the U.S. and Canada should dial (888) 662-9709 and international callers should dial (773) 756-0629 approximately 10 minutes before the presentation. The passcode is "Second Quarter Results". To listen to the Webcast via the Internet, participants should visit the Investor Information page of the company's Web site at www.unitedstationers.com at least 15 minutes prior to the event's broadcast and follow the instructions provided to ensure that the necessary audio application is downloaded and installed. This program is provided at no charge to the user. In addition, interested parties can access an archived version of the call, also located on the Investor Information page of United Stationers' Web site, about two hours after the call ends and for at least the following two weeks. This news release, along with other information relating to the call, also will be available on the Investor Information page of the Web site as well.

Forward-Looking Statements

        This news release contains forward-looking statements, including references to plans, strategies, objectives, projected costs or savings, anticipated future performance or events and other statements that are not strictly historical in nature. These statements are based on management's current expectations, forecasts and assumptions. This means they involve a number of risks and uncertainties that could cause actual results to differ materially from those expressed or implied here. These risks and uncertainties include, but are not limited to: the company's ability to streamline its organization and operations, and to implement general cost-reduction initiatives; the company's reliance on key suppliers and the impact of fluctuations in their pricing; variability in vendor allowances and promotional incentives payable to the company, based on inventory purchase volumes and vendor participation in the company's general line catalog and other annual and quarterly publications, and the impact of this on its gross margin; the company's ability to anticipate and respond to changes in end-user demand; the impact of variability in customer demand on the company's product offerings and sales mix and, in turn, on customer rebates payable by the company and on the company's gross margin; competitive activity and pricing pressures; reliance on key management personnel; acts of terrorism or war; and prevailing economic conditions and changes affecting the business products industry and the general economy. For additional information on these and other factors, please see the reports filed by the company with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on forward-looking information contained in this news release. The forward-looking information here is given as of this date only, and the company undertakes no obligation to revise or update it.

Company Overview

        United Stationers Inc., with trailing 12 months sales of approximately $3.8 billion, is North America's largest broad line wholesale distributor of business products and a provider of marketing and logistics services to resellers. Its integrated computer-based distribution system makes more than 40,000 items available to approximately 15,000 resellers. United is able to ship products within 24 hours of order placement because of its 35 United Stationers Supply Co. distribution centers, 24 Lagasse distribution centers that serve the janitorial and sanitation industry, two Azerty distribution centers in Mexico that serve computer supply resellers, and two distribution centers that serve the Canadian marketplace. Its focus on fulfillment excellence has given the company an average order fill rate of better than 97%, a 99.5% order accuracy rate, and a 99% on-time delivery rate. For more information, visit www.unitedstationers.com.

        The company's common stock trades on The NASDAQ Stock Market® under the symbol USTR and is included in the S&P SmallCap 600 Index.

United Stationers Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(in thousands, except per share data)
(unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2003	2002	2003	2002
Net sales	$955,466	$897,605	$1,925,686	$1,845,697
Cost of goods sold	821,013	766,493	1,652,606	1,570,149

Gross profit	134,453	131,112	273,080	275,548
Operating expenses:
Warehousing, marketing and administrative expenses	102,211	101,418	205,740	204,832
Restructuring charge reversal	—	—	—	(2,425)

Total operating expenses	102,211	101,418	205,740	202,407

Income from operations	32,242	29,694	67,340	73,141
Interest expense, net	1,537	4,134	4,763	8,556
Loss on early retirement of debt	5,885	—	6,693	—
Other expense, net	455	389	1,220	770

Income before income taxes and cumulative effect of a change in accounting principle	24,365	25,171	54,664	63,815
Income tax expense	9,259	9,438	20,774	23,930

Income before cumulative effect of a change in accounting principle	15,106	15,733	33,890	39,885
Cumulative effect of a change in accounting principle, net of tax benefit of $3,696	—	—	6,108	—

Net income	$15,106	$15,733	$27,782	$39,885

Net income per common share—diluted
Income before cumulative effect of a change in accounting principle	$0.46	$0.46	$1.03	$1.16
Cumulative effect of a change in accounting principle	—	—	0.18	—

Net income per common share—diluted	$0.46	$0.46	$0.85	$1.16

Weighted average number of common shares—diluted	33,108	34,437	32,873	34,425

United Stationers Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(dollars in thousands, except share data)
(unaudited)

	June 30,
	2003	2002
ASSETS
Current assets:
Cash and cash equivalents	$22,120	$22,669
Accounts receivable, net	125,044	143,129
Retained interest in receivables sold, net*	125,415	250,410
Inventories	515,524	507,171
Other current assets	32,188	19,013

Total current assets	820,291	942,392
Property, plant and equipment, net	169,600	177,886
Goodwill, net	181,979	180,580
Other	20,159	25,251

Total assets	$1,192,029	$1,326,109

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$342,092	$315,269
Accrued liabilities	117,113	133,653
Deferred credits	11,074	10,498
Current maturities of long-term debt	43	53,405

Total current liabilities	470,322	512,825
Deferred income taxes	18,384	20,482
Long-term debt	63,303	195,803
Other long-term liabilities	41,206	24,297

Total liabilities	593,215	753,407
Stockholders' equity:
Common stock, $0.10 par value; authorized—100,000,000 shares, issued—37,217,814 shares in 2003 and 2002	3,722	3,722
Additional paid-in capital	314,523	313,266
Treasury stock, at cost—4,260,428 shares in 2003 and 3,744,050 shares in 2002	(96,993)	(76,850)
Retained earnings	385,417	337,292
Accumulated other comprehensive loss	(7,855)	(4,728)

Total stockholders' equity	598,814	572,702

Total liabilities and stockholders' equity	$1,192,029	$1,326,109

*
The June 30, 2003 and 2002 accounts receivable balances do not include $225 million and $45 million,  respectively, of accounts receivable sold through an asset-backed securitization program.

United Stationers Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	For the Six Months Ended June 30,
	2003	2002
Cash Flows From Operating Activities:
Net income	$27,782	$39,885
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	15,160	17,684
Gain on the disposition of plant, property and equipment	(457)	(58)
Amortization of capitalized financing costs	2,909	516
Cumulative effect of a change in accounting principle	6,108	—
Changes in operating assets and liabilities:
Decrease in accounts receivable, net	33,445	90,706
Decrease (increase) in retained interest in receivables sold, net	66,226	(132,827)
Decrease in inventory	50,367	74,511
(Increase) decrease in other assets	(9,164)	2,129
Increase (decrease) in accounts payable	7,359	(21,321)
Decrease in accrued liabilities	(18,031)	(12,053)
Decrease in deferred credits	(33,675)	(30,502)
Increase in deferred taxes	1,325	2,254
Decrease in other liabilities	(426)	(2,314)

Net cash provided by operating activities	148,928	28,610
Cash Flows From Investing Activities:
Capital expenditures	(5,322)	(10,277)
Proceeds from the disposition of property, plant and equipment	3,609	4,184

Net cash used in investing activities	(1,713)	(6,093)
Cash Flows From Financing Activities:
Retirements and principal payments of debt	(204,403)	(22,497)
Net borrowings under revolver	56,500	—
Issuance of treasury stock	7,448	4,959
Acquisition of treasury stock, at cost	—	(10,251)
Payment of employee withholding tax related to stock option exercises	(2,569)	(680)

Net cash used in financing activities	(143,024)	(28,469)
Effect of exchange rate changes on cash and cash equivalents	503	(193)

Net change in cash and cash equivalents	4,694	(6,145)
Cash and cash equivalents, beginning of period	17,426	28,814

Cash and cash equivalents, end of period	$22,120	$22,669

United Stationers Inc. and Subsidiaries
Reconciliations of Non-GAAP Financial Measures
(unaudited)

Net Income and EPS Excluding Charges (Net of Tax)
(in thousands, except share data)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2003	2002	2003	2002
Net income	$15,106	$15,733	$27,782	$39,885
Add: Loss on early retirement of debt	3,649	—	4,150	—
Cumulative effect of a change in accounting principle	—	—	6,108	—
Subtract: Restructuring charge reversal	—	—	—	(1,516)

Net income excluding charges	$18,755	$15,733	$38,040	$38,369

Earnings per share under GAAP	$0.46	$0.46	$0.85	$1.16
Add: Loss on early retirement of debt	0.11	—	0.13	—
Cumulative effect of a change in accounting principle	—	—	0.18	—
Subtract: Restructuring charge reversal	—	—	—	(0.04)

EPS excluding charges	$0.57	$0.46	$1.16	$1.12

Weighted average number of common shares—diluted	33,108	34,437	32,873	34,425

Note:    Adjusted net income and EPS is provided as an additional financial measure. Generally Accepted Accounting Principles require that the restructuring charge reversal, loss on early retirement of debt and the cumulative effect of a change in accounting principle be included in net income. The company believes, for comparative purposes, it is helpful to provide readers of its financial statements with adjusted net income and EPS, which exclude these items.

Debt-to-Total Capitalization
($ in thousands)

	June 30, 2003	Dec. 31, 2002	Change
Current maturities of long-term debt	$43	$45,904	$(45,861)
Long-term debt	63,303	165,345	(102,042)
Accounts receivable sold	225,000	105,000	120,000

Adjusted debt	288,346	316,249	(27,903)
Stockholders' equity	598,814	558,884	39,930

Total capitalization	$887,160	$875,133	$12,027

Adjusted debt-to-total capitalization	32.5%	36.1%	-3.6%

Note:    Adjusted debt-to-total capitalization is provided as an additional liquidity measure. Generally Accepted Accounting Principles require that accounts receivable sold under the company's receivables securitization program be reflected as a reduction in accounts receivable and not reported as debt. Internally, the company considers accounts receivables sold to be a financing mechanism. The company believes it is helpful to provide readers of its financial statements with a measure that adds accounts receivable sold to debt, and calculates debt-to-total capitalization on the same basis.

Net Capital Spending
(in millions)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2003	2002	2003	2002
Capital expenditures	$4.2	$5.2	$5.3	$10.3
Proceeds from the disposition of property, plant and equipment	(3.6)	(2.9)	(3.6)	(4.2)

Net cash used in investing activities	0.6	2.3	1.7	6.1
Capitalized software	0.9	1.8	1.3	3.5

Net capital spending	$1.5	$4.1	$3.0	$9.6

Note:    Net capital spending is provided as an additional measure of investing activities. The company's accounting policy is to include capitalized software in "Other Assets." Generally Accepted Accounting Principles require that "Other Assets" be included on the cash flow statements under the caption "Net Cash Provided by Operating Activities." Internally, the company measures cash used in investing activities including capitalized software. The company believes that is helpful to provide readers of its financial statements with this same information.

Adjusted Cash Flow
(in millions)

	For the Six Months Ended June 30,
	2003	2002
Cash Flows From Operating Activities:
Cash provided by operating activities	$148.9	$28.6
Excluding the change in accounts receivable sold	(120.0)	80.0

Cash provided by operating activities excluding the effects of receivables sold	$28.9	$108.6

Cash Flows From Financing Activities:
Cash used in financing activities	$(143.0)	$(28.5)
Including the change in accounts receivable sold	120.0	(80.0)

Cash used in financing activities including the effects of receivables sold	$(23.0)	$(108.5)

Note:    Adjusted cash provided by operating activities is presented as an additional liquidity measure. Generally Accepted Accounting Principles require that the cash flow effects of changes in the amount of accounts receivable sold under the company's receivables securitization program be reflected within operating cash flows. Internally, the company considers accounts receivable sold to be a financing mechanism and not a source of cash flow related to operations. The company believes it is helpful to provide readers of its financial statements with operating cash flows adjusted for the effects of changes in accounts receivable sold.

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  Exhibit 99.1